Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Strong Third Quarter Revenue Growth

Wednesday, November 2, 2005

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today reported results for the three months and nine months ended September 30, 2005.

For the three-month and nine-month periods ended September 30, 2005, revenue was $3.7 million and $10.6 million, respectively, compared to $2.4 million and $8.4 million for the three-month and nine-month periods ended September 30, 2004, respectively. The Company recorded a net loss attributable to common shareholders in the amount of $431,000 ($0.06 per share) and $874,000 ($0.12 per share) for the three-month and nine-month periods ended September 30, 2005, respectively, compared to a net loss attributable to common shareholders of $543,000 ($0.08 per share) and $864,000 ($0.12 per share) for the three-month and nine-month periods ended September 30, 2004, respectively.

“We are very pleased with our revenue growth in the third quarter and in our progress in finding and completing acquisitions that extend our capabilities and reach as a Microsoft-focused solution provider,” stated Rich Talarico, Allin’s chief executive officer. “We completed the acquisition of CodeLab Technology Group, Inc., which provides us with a very strong presence in the financial services industry. The integration of CodeLab’s operations has gone well and in just over two months from the acquisition to the end of the quarter, we have recorded nearly $460,000 in revenue from the acquired operations. CodeLab’s results are incremental to what was a strong quarter for Consulting Services. Revenue from Consulting Services was up 60% comparing the third quarter of 2005 with the third quarter of 2004. As expected, revenue derived from interactive media consulting and integration was weak during the third quarter of 2005. No major interactive television implementation projects occurred during this period. We previously released information explaining that the schedule for new cruise ships for our cruise line clients was soft during 2004 and 2005, negatively affecting our results in this cyclical area of our business. Based on our current pipeline of potential business, we do expect the results in the interactive media area to improve in 2006 when compared to 2005.”

Consolidated revenue increased 55% comparing the quarter ended September 30, 2005 with the quarter ended September 30, 2004. The revenue increase was driven by strong growth in Consulting Services centered around Microsoft technologies. The acquisition of CodeLab Technology Group, Inc. also added to revenue booked during the third quarter of 2005.

Revenue for the nine months ended September 30, 2004 increased 26% comparing the nine months ended September 30, 2005 with the same period ended September 30, 2004. An increase of 35% in Consulting Services was offset by a decline in Integration Services, which was affected by the softness in interactive media-based projects. Revenue from Information System Product Sales also showed substantial improvement, with an increase of 156% comparing the nine months ended September 30, 2005 with the same period of the prior year, as the Company completed the acquisition of businesses concentrating in Microsoft Business Solutions products and the demand from the Company’s clients increased in this area.

The Company recorded improvement in both gross profit and gross profit margin percentage for the three and nine-month periods ended September 30, 2005, as compared to the same periods of the prior year. Gross profit for the three months ended September 30, 2005 increased 75%, compared to the same period of the prior year, to $2.0 million. Gross profit for the nine months ended September 30, 2005 increased to $5.8 million, an increase of 35% compared to the same period of the prior year.

The Company recorded an increase in operating expenses of 46%, comparing the quarter ended September 30, 2005 with the quarter ended September 30, 2004, and 32% comparing the nine-month periods ended at the same dates. The increases in operating expenses were driven primarily by additional head count associated with both organic growth and acquisitions, increased expenses associated with the higher head count, additional amortization associated with intangible assets and the recording in 2005 of an impairment charge in the amount of $146,000 for a portion of the intangible value placed on a customer list associated with a previous acquisition.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies and interactive media with operations centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “finding and completing,” “we do expect” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel, the integration of acquired businesses and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended September 30, 2005 and 2004, presented below, have been derived from the consolidated financial statements of the Company for 2005 and 2004.

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting Services	$2,956	$1,849	$7,963	$5,904
Integration Services	202	133	978	1,537
Outsourced Services	158	164	497	471
Information System Product Sales	195	171	878	343
Other Services	152	42	259	109

Total revenue	3,663	2,359	10,575	8,364

Cost of sales	1,645	1,207	4,744	4,058

Gross profit	2,018	1,152	5,831	4,306
Selling, general & administrative	1,955	1,459	5,689	4,460
Loss (gain) on impairment or disposal of assets	147	1	147	(6)
Depreciation & amortization	104	46	245	141

Total operating expenses	2,206	1,506	6,081	4,595

Loss from operations	(188)	(354)	(250)	(289)
Interest (income) expense, net	(2)	8	2	30
Benefit from income taxes	(5)	(6)	(5)	(6)

Net loss	(181)	(356)	(247)	(313)
Accretion and dividends on preferred stock	250	187	627	551

Net loss attributable to common shareholders	$(431)	$(543)	$(874)	$(864)

Loss per common share – basic and diluted	$(0.06)	$(0.08)	$(0.12)	$(0.12)

Weighted average shares outstanding – basic and diluted	7,331,469	6,967,339	7,090,050	6,967,339

	September 30, 2005	December 31, 2004
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$1,257	$3,091
Other Current Assets	4,630	3,372

Total Current Assets	5,887	6,463
Other Assets	4,563	2,288

Total Assets	$10,450	$8,751

Current Liabilities
Bank Line of Credit	1	-0-
Other Current Liabilities	5,209	2,962
Other Liabilities	41	2,397
Shareholders’ Equity	5,199	3,392

Total Liabilities and Shareholders’ Equity	$10,450	$8,751